Exhibit 3

DIRECTOR RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made effective as of June 16, 2008 (the “Grant Date”), between CYBERONICS, INC., a Delaware corporation (the “Company”), and JEFFREY E. SCHWARZ (“Director”), a member of the Board of Directors.

1. Award. Pursuant to the CYBERONICS, INC. AMENDED AND RESTATED 1997 STOCK PLAN (the “Plan”), as of the Grant Date 3,582 shares (the “Restricted Shares”) of the Company’s common stock shall be issued as hereinafter provided in the Director’s name subject to certain restrictions thereon. The Director hereby acknowledges receipt of a copy of the Plan and the Prospectus relating thereto pursuant to the Securities Act of 1933, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. All dividends and other distributions on a Restricted Share shall be subject to the same Forfeiture Restrictions (as hereinafter defined) as are applicable to such Restricted Share.

2. Restricted Shares. The Director hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions, and in the event of termination of the Director’s service relationship with the Company (as provided in Section 5) for any reason other than as provided in Section 2(b), the Director shall, for no consideration, forfeit to the Company all Restricted Shares then subject to the Forfeiture Restrictions. The prohibition against transfer and the Director’s obligation to forfeit and surrender the Restricted Shares to the Company upon the Director’s termination of service are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b) Vesting/Lapse of Forfeiture Restrictions. Until the Restricted Shares are fully vested or forfeited, on each anniversary of the Grant Date, so long as the Director continues in a service relationship with the Company (as provided in Section 5) and subject to the satisfaction of the tax liability under Section 3 on such anniversary date, 25% of the Restricted Shares shall vest and the Forfeiture Restrictions shall lapse on such vested shares. The number of shares that vest as of each anniversary date will be rounded down to the nearest whole share, with any remaining shares vesting on the final installment. Notwithstanding the foregoing vesting schedule, the Forfeiture Restrictions shall lapse in full as to all of the Restricted Shares on the earlier of (i) a Change of Control (as defined in the Plan) or (ii) the termination of the Director’s service relationship with the Company due to the Director’s death.

(c) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in the Director’s name, pursuant to which the Director shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Forfeiture Restrictions). The Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions with respect to such shares have expired, and a breach of the terms of this Agreement shall cause a forfeiture of all then remaining Restricted Shares. The certificate shall contain an appropriate endorsement reflecting the Forfeiture Restrictions. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Compensation Committee of the Board of Directors (the “Committee”) as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. On the date of this Agreement, the Director shall, if required by the Committee, deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture of the Restricted Shares, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Director is a party) in the name of the Director in exchange for the certificate evidencing the Restricted Shares.

(d) Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board of Directors of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

3. Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income to the Director for federal or state income tax purposes, the Director is responsible for taxes due from Director on such compensation income. Director agrees to remit estimated taxes to the Company prior to and as a condition of the receipt of the Restricted Shares or the lapse of any Forfeiture Rights becoming effective. In the event that the estimated taxes are insufficient to satisfy the taxes actually due from Director, Director agrees to (1) remit funds to satisfy such taxes; or (2) specifically authorize the Company in writing to withhold from amounts otherwise due to the Director. To the maximum extent permitted by applicable law, Director hereby authorizes such withholding.

4. Status of Stock. The Director agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Director also agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5. Service Relationship. For purposes of this Agreement, the Director shall be considered to be in service to the Company as long as the Director remains a Director, a Consultant, or an Employee (as those terms are defined in the Plan). Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon the Director the right to continued service by or with the Company.

6. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Director, such notices or communications shall be effectively delivered if hand delivered to the Director at his principal place of employment or if sent by overnight courier, with confirmation, to the Director at the last address the Director has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by overnight courier, with confirmation to the Company at its principal executive offices.

7. Amendment. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by the Director or by any employee, officer, director, or representative of the Company or by any written agreement unless signed by the Director and by an officer of the Company who is expressly authorized by the Company to execute such document.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Director.

9. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Director has executed this Agreement, all effective as of the Grant Date.

CYBERONICS, INC.

By:	/s/ Daniel J. Moore
Daniel J. Moore, President & CEO

DIRECTOR:

/s/ Jeffrey E. Schwarz